Exhibit 2.3

AMENDMENT NO. 2, dated as of April 3, 2020 (this “Amendment”), to the Business Combination Agreement, dated as of July 24, 2019, as amended by Amendment No. 1, dated as of December 20, 2019 (as so amended, the “Agreement”), by and among American Virtual Cloud Technologies, Inc. (f/k/a Pensare Acquisition Corp.), a Delaware corporation (“Pensare”), Tango Merger Sub Corp., a Delaware corporation, Stratos Management Systems Holdings, LLC, a Delaware limited liability company, and Stratos Management Systems, Inc., a Delaware corporation.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 10.04 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.                Amendments to the Agreement.

(i)                 Section 1.01 of the Agreement is hereby amended as follows:

(A)    The following defined terms are hereby added to Section 1.01 of the Agreement in the appropriate alphabetical order:

“Debentures” means the Series A convertible debentures to be issued by Pensare in the Private Placement.

“PIPE Consideration” means Units, in the same form as the Units issued by Pensare in the Private Placement, including Debentures having an aggregate principal amount of $20,000,000.

“Stock Consideration” means such number of shares of Pensare Common Stock as shall be equal to (i) the Consideration Amount less $20,000,000, divided by (ii) the Per Share Price.

“Unit” means (i) $1,000 in principal amount of the Company’s Debentures and (ii) a Warrant, to be issued by Pensare in the Private Placement.

“Warrant” means a warrant to purchase 100 shares of Pensare’s Common Stock, to be issued by Pensare in the Private Placement.

(B)     The definitions of “Cash Closing Calculation Amount,” “Cash Percentage,” “Lock-Up Agreement,” “Stock Closing Calculation Amount” and “Stock Percentage” are hereby deleted in their entireties.

(C)     The definition of “Ancillary Agreements” is hereby deleted in its entirety and replaced with the following:

“Ancillary Agreements” means the Pensare Closing Cash Certificate, the Company Certificate, the Registration Rights Agreement (as such term is defined in the Debentures) and all other agreements, certificates and instruments executed and delivered by Pensare, Merger Sub, Holdings or the Company in connection with the Transactions and specifically contemplated by this Agreement.”

(D)    The definition of “Closing Net Working Capital” is hereby deleted in its entirety and replaced with the following:

“Closing Net Working Capital” means, on a consolidated basis as of the open of business on the Closing Date, the amount equal to (i) the sum of all accrued accounts receivable, trade receivables, inventories, rebate receivables, prepaid expenses of the Company and the Company Subsidiaries and all other expenses previously paid by Holdings, labeled as “Total Expenses” as set forth on the Payments Spreadsheet, minus (ii) the sum of all accounts payable, unearned revenues, other accrued expenses (including sales tax, payroll tax and interest payables) of the Company and Company Subsidiaries and any reimbursement of expenses by Pensare to Holdings, the Company and the Company Subsidiaries, labeled as “Total Funding Received” as set forth in the Payments Spreadsheet, in each case, determined in accordance with GAAP.”

(E)     The definition of “Consideration Amount” is hereby deleted in its entirety and replaced with the following:

“Consideration Amount” means $65,000,000 minus the Estimated Closing Company Net Debt minus the amount by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target plus the amount by which the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Target. By way of example, if the Estimated Closing Company Net Debt is $20,000,000, and the Estimated Closing Net Working Capital is negative two million dollars (-$2,000,000), then Estimated Closing Net Working Capital would be greater than the Closing Net Working Capital Target, and the Consideration Amount would be $47,300,000.”

(F)     The definition of “Per Share Price” is hereby deleted in its entirety and replaced with the following:

(i)        “Per Share Price” means $3.00.”

(ii)              Section 3.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) At the Closing, Pensare shall deliver or cause to be delivered to Holdings (i) the PIPE Consideration and (ii) the Stock Consideration (collectively, the “Merger Consideration”).”

(iii)            Section 3.02(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) To the extent not already reflected in the Per Share Price, the Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pensare Common Stock (or any other Pensare Securities) occurring on or after the date hereof and prior to the Effective Time.”

(iv)             Section 3.03(d)(i)(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(A) If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Pensare shall pay the difference (expressed as a positive number) between the Closing Net Working Capital and the Estimated Closing Net Working Capital to Holdings in shares of Pensare Common Stock. For purposes of this Section 3.03(d)(i)(A), each share of Pensare Common Stock shall have a value equal to the Per Share Price. By way of example, if the Closing Net Working Capital is negative two million dollars (-$2,000,000) and the Estimated Closing Net Working Capital is negative five million dollars (-$5,000,000), then the Closing Net Working Capital would be greater than the Estimated Closing Net Working Capital and therefore Pensare would pay the difference, which would be $3,000,000.”

(v)               Section 3.03(d)(ii)(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(B) If the Estimated Closing Company Net Debt exceeds the Closing Company Net Debt, Pensare shall pay the entire amount of the difference between the Estimated Closing Company Net Debt and the Closing Company Net Debt to Holdings in shares of Pensare Common Stock. For purposes of this Section 3.03(d)(ii)(B), each share of Pensare Common Stock shall have a value equal to the Per Share Price.”

(vi)             Section 3.03(d)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) Holdings shall pay back such owed amounts in shares of Pensare Common Stock by returning shares of Pensare Common Stock issued to Holdings pursuant to Section 3.02(a) to Pensare. For purposes of this Section 3.03(d)(iv), each share of Pensare Common Stock shall have a value equal to the Per Share Price.”

(vii)          Section 3.04 is hereby deleted in its entirety and replaced with the following:

“Section 3.04 Optional Redemption of Debentures. If Pensare consummates the sale of additional Pipe Securities in one or more private placements within 120 days after the Closing (the “Additional Pipe Securities” which, for the avoidance of doubt excludes any PIPE Securities issued prior to or on the date of the Closing), then Holdings or any holder thereof shall have the right to elect to have the Debentures issued to Stratos Management Systems Holdings, LLC as part of the PIPE Consideration having an aggregate principal amount equal to 50% of the gross cash proceeds raised by Pensare from the sale of the Additional Pipe Securities to be redeemed by Pensare (“Redeemable Securities”), for a purchase price equal to the aggregate principal amount of the Redeemable Securities that are so redeemed plus all accrued and unpaid interest thereon through the date of such redemption (the “Redemption Amount”). Any such redemption under this Section 3.04 shall occur within ten (10) days after Pensare receives a notice from Holdings or any permitted subsequent holder of the Redeemable Securities electing to have the Redeemable Securities redeemed (“Redemption Notice”). If any Redeemable Securities is not redeemed by Pensare within ten (10) days after the Redemption Notice by paying Holdings or any holder thereof the Redemption Amount, until such Redemption Securities are fully redeemed and the aggregate Redemption Amount is paid in full (a) all of the unredeemed Redeemable Securities shall remain outstanding and continue to have the rights, preferences and privileges entitled to such Redeemable Securities, and (b) Holdings or any permitted subsequent holder of unredeemed Redeemable Securities shall have all remedies as may be available under this Agreement and any other rights any such holder may have pursuant to applicable law.”

(viii)        Section 6.03(g) is hereby deleted in its entirety and replaced with the following:

“(g) The Debentures and Warrants being delivered by Pensare hereunder shall be duly authorized for issuance by the Company and, when duly executed, authenticated, issued and delivered, will constitute valid and binding obligations of the Company, enforceable against Pensare in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. Upon conversion of the Debentures and exercise of the Warrants into shares of Pensare Common Stock (collectively, the “Converted Shares”) in accordance with the terms of the Debentures and Warrants, such Converted Shares shall be duly and validly issued, fully paid and nonassessable, and each Converted Share shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities law and the Pensare Organizational Documents. The Converted Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.”

(ix)             The first sentence of Section 8.12 of the Agreement is hereby amended by replacing the words “five (5) Business Days” with “fifteen (15) Business Days.”

(x)               A new Section 8.20 is hereby added as follows:

“SECTION 8.20 Board of Directors.

Holdings (or if Holdings has been dissolved, Navigation) shall, from and after the date hereof until such date following the Closing Date on which Holdings or Navigation ceases to beneficially hold an amount of shares of Pensare Common Stock equal to at least 10% of the Stock Consideration and Converted Shares, collectively, issuable to Holdings immediately following the Closing (assuming conversion and exercise of all the Debentures and Warrants held by Holdings or Navigation) (the “Nomination Period”), have the right to nominate three individuals (each individual a “Holdings Designee”) for election to the Board, provided, however, that if Holdings or Navigation ceases to beneficially hold an amount of shares of Pensare Common Stock equal to at least 50% of the Stock Consideration and Converted Shares, collectively, issuable to Holdings immediately following the Closing (assuming conversion and exercise of all the or Stock Consideration and Debentures and Warrants held by Holdings or Navigation), for the remainder of the Nomination Period the number of Holdings Designees shall be reduced to two individuals for election to the Board; and provided, further, that if Holdings or Navigation ceases to beneficially hold an amount of shares of Pensare Common Stock equal to at least 30% of the Stock Consideration and Converted Shares, collectively, issuable to Holdings immediately following the Closing (assuming conversion and exercise of all the or Stock Consideration and Debentures and Warrants held by Holdings or Navigation), for the remainder of the Nomination Period the number of Holdings Designees shall be reduced to one individual for election to the Board. During the Nomination Period, in connection with each election of directors in which a Holdings Designee is to be elected, Pensare shall nominate each Holdings Designee for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of Pensare relating to the election of directors, and shall provide the highest level of support for the election of each Holdings Designee as it provides to any other individual standing for election as a director of Pensare as part of Pensare’s slate of directors. Effective as of the Closing, Pensare and the Pensare Board shall take all steps necessary to appoint Sam Haffar and Mark Downs to the Pensare Board and the other Holdings Designee, Larry Mock, shall remain on the Pensare Board as of the Closing Date. During the Nomination Period, if a Holdings Designee shall cease to serve as a director for any reason, Holdings (or if Holdings has been dissolved, Navigation) shall have the right to appoint another individual to fill the vacancy resulting therefrom and the Pensare Board shall immediately take all necessary actions to so appoint such replacement. Upon the expiration of the Nomination Period, within two Business Days after receiving a written request from Pensare, Holdings (or if Holdings has been dissolved, Navigation) shall cause each Holdings Designee to inform Pensare that such Holdings Designee shall not stand for reelection to the Board upon the completion of the then current term of such Holdings Designee. Pensare shall, for so long as a Holdings Designee is serving on the Board, maintain a Directors and Officers liability insurance policy providing coverage in the amounts deemed necessary by the Board, which may change from time to time.”

(xi)             A new Section 8.21 is hereby added as follows:

“SECTION 8.21 Coronavirus Disease 2019 Acknowledgment.

Pensare and Merger Sub hereby agree and acknowledge that: (i) all of the actions taken by the Company and the Company Subsidiaries prior to the Effective Time related to, directly or indirectly, the Coronavirus Disease 2019 to deal with the impacts of such disease on the business, financial condition or results of operations of the Company and the Company Subsidiaries, including but not limited to a reorganization of the roles and responsibilities of its employees, salary reductions, modifications to existing sale commissions structures, potential nonrenewal of office facility leases and changes in travel and marketing expenses, shall not constitute a breach of Section 7.01 of this Agreement and (ii) for the avoidance of doubt, any event, circumstance, change or effect that, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries individually or taken as a whole related to, directly or indirectly, the Coronavirus Disease 2019, shall not constitute a Company Material Adverse Effect.

(xii)          Section 9.01(c) of the Agreement is hereby deleted in its entirety and replaced with the following.

“(c) Available Cash or Binding Subscriptions. After giving effect to (i) the exercise of the Redemption Rights and payments related thereto and (ii) the sale and issuance by Pensare of Pensare Common Stock or other PIPE Securities of Pensare, if any, between the date of this Agreement and the Effective Time, Pensare shall have at least an aggregate of $8 million of: (i) cash held either in or outside of the Trust Account or (ii) binding subscriptions for the purchase of PIPE Securities of Pensare.”

(xiii)        Section 11.01 of the Agreement is hereby deleted in its entirety and replaced with the following.

“Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants to be performed prior to or at the Effective Time in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.01, as the case may be, except that the agreements set forth in Article II and Article III and Sections 8.05, 8.06, 8.09, 8.11, 8.12, 8.13, 8.18, 8.19, 8.20, 8.21 and this Article XI shall survive the Effective Time and the provisions of Sections 8.03(b) and Section 10.03 and this Article XI shall survive the termination of this Agreement.”

(xiv)         Exhibit C (Lock-Up Agreement) is hereby deleted from the Agreement.

Section 2.                Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 3.                Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

Section 4.                Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC. (f/k/a PENSARE ACQUISITION CORP.)

By	/s/ Darrell J. Mays
Name: Darrell J. Mays
Title: CEO

TANGO MERGER SUB CORP.

By	/s/ Darrell J. Mays
Name: Darrell J. Mays
Title: Chairman

Stratos Management Systems Holdings, LLC

By	/s/ Lawrence E. Mock, Jr.
Name: Lawrence E. Mock, Jr.
Title: President

Stratos Management Systems, Inc.

By	/s/ Lawrence E. Mock, Jr.
Name: Lawrence E. Mock, Jr.
Title: President

[Signature Page to Amendment No. 2 to Business Combination Agreement]